Exhibit 10.52

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by and between Brian Goler (hereinafter referred to as “Employee”) and LookSmart, Ltd., its successors, subsidiaries, related companies, parent company and affiliates (hereinafter sometimes referred to as the “Company”).

The Company believes and the Employee agrees that it is authorized to terminate the Employee’s employment without notice or cause;

The Company has notified the Employee that his/her employment with the Company will terminate on or about August 2, 2004 (“Separation Date”);

This Agreement may not be executed by the Employee and will not be accepted by LookSmart until AFTER the Employee’s Separation Date, but within the period provided for in this Agreement;

The Employee acknowledges that the Employee has received all compensation due and owing, including all wages, commissions, bonuses and compensation for accrued and unused vacation;

The Employee does not have pending against the Company or any Employee, agent, official, or director of the Company any claim, charge, or action in or with any federal, state, or local court or administrative agency; and

The Employee wishes to receive the Severance Pay, receipt of which is expressly conditioned upon execution of this Release.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this document, the payment of the Severance Pay, which shall be paid by the Company to the Employee in accordance with this Agreement, and in an effort to avoid unnecessary lawsuits, it is hereby agreed by and between the parties as follows:

FIRST: The Company will (1) pay the Employee Severance Pay, totaling $78,329.25, less required withholdings and authorized deductions, representing (a) 21 weeks of Employee’s Base Salary ($70,673) and (b) half of Employee’s prorated 2004 executive incentive plan bonus ($7,656.25), within 14 days of receipt of this signed Agreement, and (2) pay the remaining 50% of Employee’s prorated 2004 executive incentive plan bonus ($7,656.25), less required withholdings and authorized deductions, promptly upon determination by the Company that the 2004 incentive plan criteria have been reached, provided the Employee returns all Company materials and equipment within five (5) days of Employee’s last day of work, and provided Employee signs and returns this Agreement, AFTER the Employee’s Separation Date, but no later than 30 days of receipt of this Agreement or 10 days after Employee’s Separation Date, whichever is later.

The Employee agrees that the foregoing payment constitutes the entire amount of monetary consideration provided to the Employee under any applicable severance or other benefit plan and this Agreement and that the Employee will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

SECOND: This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Employee or any person, violation of any order, law, statute, duty, or contract whatsoever against the Employee or any person. The Company specifically disclaims any liability to Employee or any other person for any alleged violation of the rights of the Employee or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its Employees or agents or related companies or their Employees or agents.

THIRD: The Employee represents that the Employee has not filed any complaints, claims, or actions against the Company, its officers, agents, directors, supervisors, Employees, or representatives with any state, federal, or local agency or court regarding events that have occurred as of the date of this Agreement, and that the Employee will not do so at any time hereafter (either on his/her account or as a member of a class) and that if any agency or court assumes jurisdiction of any complaint, claim, or action (including, without limitation, any class action) against the Company or its affiliated companies or any of their officers, agents, directors, supervisors, employees, or representatives on behalf of the Employee, the Employee will direct that agency or court to withdraw from or dismiss with prejudice the matter as to any claim made by him/her on his/her behalf.

FOURTH: If requested by the Company, and upon reasonable notice, the Employee will act or appear as a witness, deponent or in any other reasonable capacity to assist the Company or any affiliate in any civil or criminal action not arising from this Agreement.

FIFTH: The Employee agrees that all rights under section 1542 of the Civil Code of the State of California are waived by the Employee. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

SIXTH: Notwithstanding the provisions of section 1542 of the Civil Code of the State of California, or any other similar statute under the law of the state of employment or residence, the Employee hereby irrevocably and unconditionally releases and forever discharges the Company and each and all of its officers, agents, directors, supervisors, Employees, representatives, and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which the Employee at any time heretofore had or claimed to have or which the Employee may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to the Employee’s employment with the Company or the termination therefrom or notice with respect to termination therefrom under the WARN Act (29 U.S.C. § 2101, et seq.) or otherwise. For the avoidance of doubt, this waiver shall not be construed to waive any of Employee’s rights with respect to claims for breaches of any agreement between the Company and Employee which may occur after the date hereof.

SEVENTH: The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Employee’s employment with the Company and the Employee’s termination. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement regardless of whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, discrimination or harassment of any kind (including, without limitation: race, sex, national origin, marital status, religion, sexual orientation or preference, veteran’s preference, disability); notice under the WARN Act, any other claim or cause of action; and regardless of the forum in which it might be brought.

By signing this Severance Agreement and General Release, the Employee agrees that he/she will not pursue any claim covered by this Release. If the Employee breaks this promise, the Employee agrees to pay the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. The Employee should also understand that nothing in this release prevents the Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC or any state or local agency which can act as a referral agency for the EEOC.

EIGHTH: The parties acknowledge that they do not rely and have not relied upon any representation or statement made by any of the parties other than those specifically stated in this written Agreement.

NINTH: This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns. The Employee expressly warrants that the Employee has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

TENTH: Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

ELEVENTH: This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

TWELFTH: The provisions of this Agreement will be construed in accordance with the laws of the State of California. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

THIRTEENTH: Finally, the Employee agrees to comply with his/her Employment Confidentiality and Arbitration Agreement which remains in effect and is incorporated herein by reference and agrees to maintain the confidentiality of all confidential information, knowledge, or data relating to LookSmart, or any affiliated company, which was obtained by the Employee during the Employee’s employment with LookSmart, and agrees not to communicate or divulge any such information, knowledge or data to anyone or utilize such information, knowledge or data without the prior written consent of the Company. The Employee agrees to return to the Company all Company property in his/her possession or under his/her control in accordance with this Agreement.

EMPLOYEE	LOOKSMART, LTD.

/s/ Brian Goler	By:	/s/ Erik Riegler
Brian Goler		Erik Riegler General Counsel

Date: 8/8/04	Date: 8/8/04

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